EXHIBIT 99.1

July 23, 2007 Press Release

Timberline Executes Purchase of Butte Highlands Gold Project

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Nearly 100,000 Feet of Past Drilling within District Has Defined Substantial Historic Resources.

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Best Gold Drill Intercepts of 49.8 Ft of 0.651 Oz/Ton, 31.0 Ft of 1.060 Oz/Ton, 11.5 Ft of 1.996 Oz/Ton.

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Exploration Focus on Deposit Validation & Expansion, Evaluation of Near-Term Production Potential.

July 23, 2007 – Coeur d’Alene – Timberline Resources Corporation (“Timberline”) (OTCBB:TBLC) today announced that it has closed on its purchase of the advanced-stage Butte Highlands Gold Project.  The project is located 15 miles south of Butte in southwestern Montana within a favorable geologic domain that has hosted several multi-million ounce gold deposits including Butte, Golden Sunlight, Montana Tunnels, and Virginia City.

Gold mineralization at Butte Highlands is hosted primarily in lower Paleozoic Wolsey shale with higher-grade mineralization occurring within the sediments proximal to diorite sills and dikes.  Between 1988 and 1996, prior operators Placer Dome, Battle Mountain, ASARCO, and Orvana Minerals demonstrated the presence of a wide and continuous mineralized zone by drilling 46 core holes (36,835 feet) and 132 reverse-circulation holes (61,338 feet) within the district.  The vast majority of this drilling was conducted in the Nevin Hill area which is included in the Timberline property.  Best gold intercepts achieved at Butte Highlands include 49.8 feet of 0.651 ounces per ton (oz/t) and 11.5 feet of 1.996 oz/t from surface and 31.0 feet of 1.060 oz/t from underground.

In 1997, Orvana Minerals used recent and historic drilling data to estimate a mineral resource in the Nevin Hill area consisting of 583,253 tons grading 0.335 oz/t gold in the “measured and indicated” category and 1,259,263 tons grading 0.268 oz/t in the “inferred” category.  Orvana also estimated the existence of a “potential” resource of equal magnitude along-strike and down-dip, and stated a belief that other areas of the property beyond the known occurrences also had the potential to host substantial gold mineralization.  (The Orvana resource estimates pre-date NI 43-101 standards and are provided for historical context only.)

The 1997 Orvana report also provided a preliminary technical review of feasibility issues, identifying no fatal flaws to mine development.  The report noted that suitable sites for a mill and tailings pond are present on the property, custom milling at existing nearby facilities was feasible, and access to the deposit could be achieved with a decline from either of two existing portals.

Timberline V-P of Exploration Paul Dircksen stated, “As announced previously, we believe that there is excellent potential to increase the historic resource estimates at Butte Highlands, both along strike and down-dip, as well as a realistic opportunity for near-term production.  We are particularly encouraged by the development progress at the nearby and geologically-similar Golden Dreams project, for which there is considerable local support.”

Since signing the Purchase Agreement for Butte Highlands in May, Timberline has expanded its land position to cover additional drill targets and has retained Klepfer Mining Services to perform the environmental and permitting services necessary to advance the project.

The following table includes highlights from past surface drilling programs conducted between 1988 and 1996, which Orvana used to calculate their resource estimates at Butte Highlands.

Historic Drilling Highlights (from Surface)

Drill Hole	From (ft)	To (ft)	Length (ft)	Gold (oz/t)
DDH 88-3	745.0	756.0	11.0	0.110
	1,070.0	1,085.0	15.0	0.206
DDH 89-1	1,177.2	1,227.0	49.8	0.651
PD 89-1	1,351.0	1,366.0	15.0	0.340
PD 89-2	1,396.0	1,412.0	16.0	0.135
BH 93-1	885.0	895.0	10.0	0.138
	925.0	935.0	10.0	0.319
BH 93-8	1,189.0	1,200.0	11.0	0.131
BH 93-11	758.5	770.0	11.5	0.351
	825.0	845.0	20.0	0.114
	964.0	978.0	14.0	0.776
BH 93-12	762.5	786.0	23.5	0.548
BH 94-2	1,240.0	1,270.0	30.0	0.214
BH 94-3	1,129.3	1,141.0	11.7	0.255
	1,163.4	1,181.0	17.6	0.142
	1,312.0	1,325.5	13.5	0.492
	1,425.0	1,437.0	12.0	0.276
BH 94-16	1,335.5	1,347.0	11.5	0.165
BH 94-17	1,295.5	1,323.0	27.5	0.268
BH 95-5	1,429.0	1,457.5	28.5	0.338
	1,512.5	1,522.5	10.0	0.129
BH 96-1	697.0	722.3	25.3	0.153
	754.0	779.5	25.5	0.158
BH 96-5	837.0	849.0	12.0	0.678
	902.0	916.0	14.0	0.114
	932.5	944.0	11.5	1.996
BH 96-6	1,258.0	1,270.0	12.0	0.142
	1,320.0	1,333.0	13.0	0.165
BH 96-8	1,222.0	1,233.0	11.0	0.234
	1,287.0	1,307.0	20.0	0.212
BH 96-9	993.0	1,012.0	19.0	0.133

The following table includes highlights from past underground drilling programs conducted in the early-1940s, which Orvana also used to calculate their mineralization estimates at Butte Highlands.

Historic Drilling Highlights (from Underground)

Drill Hole	From (ft)	To (ft)	Length (ft)	Gold (oz/t)
BH 40-23	147.0	157.0	10.0*	0.102
	205.0	226.0	21.0	0.230
BH 40-24	142.0	173.0	31.0	1.060
BH 40-34	182.0	192.0	10.0*	0.106
BH 40-35	329.5	339.5	10.0*	0.132
BH 40-41	162.0	181.0	19.0	0.280
BH 40-42	224.0	236.0	12.0	0.180
BH 40-43	237.0	249.0	12.0	1.140
BH 40-46	278.0	288.0	10.0*	0.124
	307.0	317.0	10.0*	0.558
	330.0	340.0	10.0*	0.160
BH 40-47	236.0	262.0	26.0	0.260
BH 40-48	197.0	207.0	10.0*	0.174
BH 40-49	234.0	244.0	10.0*	0.106

* averaged with 0.025 oz/t dilution to reach 10-foot thickness

Timberline purchased the Butte Highlands property, including 100-percent ownership of mineral rights, from Butte Highlands Mining Company for $405,000 cash and 108,000 shares of Timberline common stock.

This press release has been reviewed and approved by Paul Dircksen, a Qualified Person as defined by NI 43-101.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with "blue sky" upside from its mineral exploration division.  Timberline common stock is quoted on the OTC Bulletin Board under the symbol "TBLC."

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB, as amended, for the year ended September 30, 2006. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect.

Contact Information:

John Swallow, Chairman & CEO

Phone: (208) 664-4859

www.timberline-resources.com